Exhibit 10.29

COMMERCIAL Month-to-Month LEASE

This Month-to-Month Lease (this, “lease”) is made between 5550 Nicollet, LLC., herein called Lessor, and CQENS Technologies Inc., herein called Lessee.

Lessee hereby offers to lease from Lessor office space in the premises situated in the City of Minneapolis, County of Hennepin, State of Minnesota, described as 5550 Nicollet Avenue, Minneapolis, MN 55419, upon the following TERMS and CONDITIONS:

TERM, RENT and OPERATING EXPENSES

Lessor demises a one-room office space within the above premises (the “demised space”) along with the use of common areas and boardroom(s), and reception services, telephone and internet provided (all described further in this agreement) on a month-to-month basis, commencing on January 1, 2020 and terminating on December 31, 2020 or sooner as provided herein for a 1-year total of rent and services (“rent”) of nine thousand three hundred dollars ($9,300) over this term paid in equal monthly installments of seven hundred seventy-five ($775).

All rent will be billed and payable in equal installments in advance on the first day of each month and no later than the tenth day of said month, for that month’s rental, during the term of this lease. All rental payments shall be made to Lessor at the address specified above.

COMMON AREA USAGE and SERVICES

Lessee shall have access to and use of the common areas on an as needed as available basis including but not limited to the Board Room(s), lunch room, restroom(s), large meeting space(s), and use of equipment such as television/monitor, projection screen, LCD projector, flipcharts, copier/scanner/facsimile, telephone, internet, server/back-up, coffee maker/coffee. Some spaces may need to be reserved and can be done so with receptionist. In addition during the normal hours 8 am to 5 pm of the normal work week, Monday to Friday excluding holidays, Lessee shall enjoy the shared services of the receptionist who will provide messaging service, phone answering, call forwarding, greeting of guests and visitors, and general administrative functions.

UTILITIES

All applications and connections for necessary utility services on the premises shall be made in the name of Lessor only, and Lessor shall be solely liable for utility charges as they become due, including those for sewer, water, gas electricity, and telephone/internet services.

LESSORS REMEDIES on DEFAULT

Should Lessee default in the payment of rent, or defaults in the performance of any of the other covenants or conditions hereof, Lessor may give Lessee notice of such default and if Lessee does not cure any such default within sixty (60) days, after the giving of such notice (or if such other default is of such nature that it cannot be completely cured within such period, of Lessee does not commence such during within said sixty (60) days and thereafter proceed with reasonable diligence and in good faith to cure said default), then Lessor may terminate this lease on not less than thirty (30) days notice to Lessee. On the date specified in such notice the term of this lease shall terminate, and Lessee shall then quit and surrender the premises to Lessor, but Lessee shall remain liable as hereinafter provided. If this lease shall have been so terminated by Lessor, Lessor may at any time thereafter resume possession of the premises by any lawful means and remove Lessee of other occupants and their effects. No failure to enforce any term shall be deemed a waiver.

SECURITY DEPOSIT

Lessor shall not require a security deposit from Lessee.

TERM and TERMINATION

If not terminated sooner this Lease will expire December 31, 2020. Lessee or Lessor may terminate this lease without cause at any time during the term upon thirty (30) days written notice to the other party. Any partial month’s rent, based on a termination date prior to expiry of the Lease, will be prorated at a daily rate of twenty-six dollars ($26) per day.

NOTICES

Notices given, or that might be required to be given by either party shall be accomplished by emailing, to Lessor at achong@plexusintl.com, or Lessee at wbartkowski@cqens.com.

OPTION to RENEW

There is no option to renew this Month-to-Month Lease. Should the Lessee wish to continue to lease beyond the term of this Lease, the Lessee must provide written notice of this intention by December 1, 2020. Lessor will determine at that time if a new lease will be considered beyond the current term ending December 31, 2020.

ENTIRE AGREEMENT

The foregoing constitutes the entire agreement between the Parties and may be modified only in writing, signed by both parties. The following Exhibits, if any, have been made a part of this lease before the Parties execution hereof:

Signed on this 16th day of December 2019.

By:
(Lessee)

By:
(Lessor)